CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 12, 2013, relating to the consolidated financial statements and financial statement schedule of Cliffs Natural Resources Inc. and subsidiaries, and the effectiveness of Cliffs Natural Resources Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Cliffs Natural Resources Inc. for the year ended December 31, 2012, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Cleveland, Ohio
February 12, 2013